UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 21, 2023

(Date of earliest event reported)

NovAccess Global Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-29621	84-1384159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8584 E. Washington Street, No. 127, Chagrin Falls, Ohio 44023
(Address of principal executive offices) (Zip Code)

213-642-9268

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see Item 8.01 below for a description of loans received by NovAccess Global Inc. from members of management.

Item 8.01 Other Events.

On September 1, 2023, NovAccess Global Inc. entered into a term sheet with Sumner Investment Group Inc. (“Sumner”) summarizing the terms of a proposed transaction with Sumner in which Sumner would acquire 33.0 million newly issued shares of our unregistered common stock for $0.11 a share, or $3.63 million in total, and loan us $7.05 million in two tranches (collectively, the “transaction”). Sumner is a global company that has created value across a diverse range of assets focusing on the procurement of products and services for governments and corporations around the world with an emphasis on healthcare, defense and logistics.

Although the term sheet expired on September 30, 2023, we continue to work with Sumner to prepare definitive agreements reflecting the terms of the transaction in additional detail. To date, Sumner has not raised the capital necessary to fund the transaction and we have not executed definitive agreements reflecting the transaction. As a result, we cannot guarantee that the transaction will be completed on the terms summarized in the term sheet, when we expect the closing of the transaction to occur, or whether the transaction will close at all.

On December 21, 2023, our chairman of the board John A. Cassarini loaned NovAccess $10,000 to address short-term cash needs. Neil J. Laird, our chief financial officer, has loaned the company $1,000. These loans do not bear interest and do not have a specified due date, but are expected to be paid in full upon completion of the Sumner transaction or other financing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NovAccess Global Inc.

Dated: December 21, 2023	/s/ Dwain K. Irvin By Dwain K. Irvin, Chief Executive Officer